                                                                    EXHIBIT 11.1

                              E*TRADE GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

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
                         YEARS ENDED SEPTEMBER 30,  SIX MONTHS ENDED MARCH 31,
                         -------------------------- ---------------------------
                           1993     1994     1995       1995          1996
                         -------- -------- -------- ------------- -------------
                                (in thousands, except per share amounts)
Weighted average shares
 outstanding............   15,099   15,226   15,741        15,592        15,262
Series A convertible
 preferred stock........      --       --       --            --          6,000
Options and warrants
 granted prior to June
 7, 1995 (on a treasury
 stock basis)...........    3,076    2,458    2,238         1,278         2,189
Securities issued after
 June 7, 1995, in
 accordance with Staff
 Accounting Bulletin 83:
  Series A convertible
   preferred............    4,975    4,975    4,975         4,975           --
  Series B convertible
   preferred............      983      983      983           983           983
  Stock options.........    2,891    2,891    2,891         2,891         2,891
                         -------- -------- -------- ------------- -------------
Shares used to compute
 per share data.........   27,024   26,533   26,828        25,719        27,325
                         ======== ======== ======== ============= =============
Net income.............. $     99 $    785 $  2,581 $       1,080 $       1,063
                         ======== ======== ======== ============= =============
Net income per share.... $    --  $    .03 $    .10 $         .04 $         .04
                         ======== ======== ======== ============= =============
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